Exhibit 10(a)10

FIRST AMENDMENT TO THE SOUTHERN COMPANY

SUPPLEMENTAL BENEFIT PLAN

WHEREAS, the Board of Directors of Southern Company Services, Inc. (the “Company”) heretofore established and adopted the Southern Company Supplemental Benefit Plan, as amended and restated effective January 1, 2009 (the “Plan”); and

WHEREAS, the Company has authorized an amendment to the Plan to permit a one-time payment to Participants and to modify the definition of “earnings” considered under the Pension Plan utilized to determine the Pension Benefit under the Plan; and

WHEREAS, Section 6.2 of the Plan provides in relevant part that the Plan may be amended or modified at any time by the Administrative Committee if such amendment does not involve a substantial increase in cost to an Employing Company.

NOW, THEREFORE, effective as the date set forth below, the Administrative Committee hereby amends the Plan as follows:

1.

Effective January 1, 2010, Section 1.2 of the Plan is hereby amended by deleting that Section in its entirety and replacing it with the following:

           1.2 Purpose. The Plan is designed to provide certain retirement and other deferred compensation benefits primarily for a select group of management or highly compensated employees which are not otherwise payable or cannot otherwise be provided through contributions by the Employing Companies (1) under The Southern Company Pension Plan, The Southern Company Employee Savings Plan (“ESP”), and The Southern Company Employee Stock Ownership Plan (until its merger into the Savings Plan effective December 20, 2006), as a result of the limitations set forth under Sections 401(a)(17), 401(k), 401(m), 402(g), or 415 of the Internal Revenue Code of 1986, as amended from time to time.

2.

Effective January 1, 2010, Section 4.1 of the Plan is hereby amended by deleting that Section in its entirety and replacing it with the following:

           4.1 Eligibility Requirements. All Employees who are determined eligible to participate in accordance with Section 4.2 and who meet one or more of the following criteria shall be eligible to receive benefits under the Plan: (a) whose benefits under the Pension Plan are limited by the limitations set forth in Code Sections 401(a)(17) or 415, (b) whose matching contributions by their Employing Company to the Savings Plan are limited by the limitations set forth in Code Sections 401(a)(17), 401(k), 401(m), 402(g), or 415, or (c) whose contributions by their Employing Company to the ESOP (until its merger into the Savings Plan effective December 20, 2006) are limited by the limitations set forth in Code Sections 401(a)(17) or 415.

3.

Effective January 1, 2010, Section 5.1(a) of the Plan is hereby amended by deleting the first sentence of that Section in its entirety and replacing it with the following:

5.1(a)  Each Participant shall be entitled to a Pension Benefit equal to that portion of the Retirement Income under the Pension Plan which is not payable under the Pension Plan as a result of the limitations imposed by Code Sections 401(a)(17) and 415(b).

4.

Effective January 1, 2010, Section 5.1(b) of the Plan is hereby amended by deleting the first sentence in that Section in its entirety and replacing it with the following:

           5.1(b)  For purposes of this Section 5.1, the Pension Benefit of a Participant shall be calculated based on the Participant’s Earnings that are considered under the Pension Plan in calculating his Retirement Income, as modified below, without regard to the limitations of Section 401(a)(17) of the Code.

5.

Effective November 16, 2009, Section 5.4(b)(2) is hereby amended by deleting the first sentence in that Section in its entirety and replacing it with the following:

For purposes of this Section 5.4, for the period on and after January 1, 2009 and prior to January 1, 2010, the Non-Pension Benefit of a Participant shall be calculated based on the Participant’s compensation including base compensation deferred into the Deferred Compensation Plan that would have been considered in calculating contributions to his accounts under the Savings Plan; provided that with respect to deferred base compensation, such deferrals shall only be taken into account once the Code Section 401(a)(17) limit is reached in the Savings Plan and only such deferred base compensation which is deferred after the Code Section 401(a)(17) limit is reached shall be taken into account for this purpose.

6.

Effective November 16, 2009, a new Section 5.4(b)(3) is added to the Plan as follows:

For purposes of this Section 5.4, for the period on and after January 1, 2010, the Non-Pension Benefit of a Participant shall be calculated based on the Participant’s compensation that would have been considered in calculating contributions to his accounts under the Savings Plan without regard to the limitation of Section 401(a)(17) of the Code.

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7.

Effective November 16, 2009, Section 5.4 of the Plan is hereby amended by adding a new Section (e) to that Section as follows:

(e)       Effective November 16, 2009, the Participants set forth on Appendix B shall be entitled to the Non-Pension Benefit amount listed therein for such Participants.

8.

Effective November 16, 2009, Section 5.5 of the Plan is hereby amended by adding a new Section (f) to that Section as follows:

(f)        Solely with respect to the Non-Pension Benefit described in Section 5.4(e), the specified Non-Pension Benefit amounts shall be paid at the same time and in the same manner as the election in effect for an Account under this Section 5.5 as applicable to a particular Participant. Such time and manner may be modified as provided in Section 5.4(d). If a Participant has commenced receipt of payment of his Account, the benefit amount provided under this Section 5.5(f) shall be paid as part of the remaining installment payments, or if none, paid in a single lump sum prior to March 15, 2010.

9.

Effective November 16, 2009, the Plan is hereby amended by adding a new Appendix B to the end of the Plan to be completed as follows:

APPENDIX B

Name and Southern Company I.D.	Benefit Amount

10.

Except as amended herein by this First Amendment, the Plan shall remain in full force and effect.

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IN WITNESS WHEREOF, the Administrative Committee, through its duly authorized officer, has adopted the First Amendment to the Southern Company Supplemental Benefit Plan, as amended and restated as of January 1, 2009, this 22nd day of December, 2009.

CHAIR, BENEFITS ADMINISTRATION COMMITTEE
Attest:	By: /s/Marsha S. Johnson
/s/C. C. Hudgins Secretary

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